Exhibit 99.1

News Release

Edgewise Therapeutics Reports Fourth Quarter and Full Year 2023 Financial Results and Recent Business Highlights

– Overenrolled CANYON and advanced the global pivotal cohort, GRAND CANYON, of EDG-5506 in Becker muscular dystrophy (Becker) –

– Advanced Phase 2 LYNX trial of EDG-5506 including new cohort for boys with Duchenne muscular dystrophy (Duchenne) not currently treated with corticosteroids –

– Initiating Phase 2 FOX trial in boys with Duchenne who have been previously treated with gene therapy –

– Advanced Phase 1 trial of EDG-7500, a novel cardiac sarcomere modulator for hypertrophic cardiomyopathy (HCM), and other serious diseases of cardiac diastolic dysfunction –

– Strengthened balance sheet with net proceeds of approximately $232M from January 2024 public offering; pro-forma cash balance exceeds $550M –

Boulder, Colo., (February 22, 2024) – Edgewise Therapeutics, Inc., (Nasdaq: EWTX), a leading muscle disease biopharmaceutical company, today reported financial results for the fourth quarter and full year of 2023 and recent business highlights.

“In 2023, we made tremendous progress advancing our novel muscle-targeted therapeutics in the clinic,” said Kevin Koch, Ph.D., President and Chief Executive Officer of Edgewise. “Most recently, we completed a successful financing enabling us to fully execute on our near and long-term goals including potential U.S. commercial launch of EDG-5506 in Becker, completion of a Phase 3 trial with EDG-5506 in Duchenne, completion of Phase 2 trials of EDG-7500 in obstructive and non-obstructive HCM and the advancement of our ongoing research and development programs.”

Recent Highlights

Strengthened Financial Position

Raised $240 million in gross proceeds in an underwritten offering. In January 2024, Edgewise completed the underwritten offering of 21,818,182 shares of its common stock at a price of $11.00 per share. The total net proceeds from the offering, after deducting underwriters’ discounts and commissions and estimated offering costs were $231.8 million.

Musculoskeletal Program / EDG-5506

BECKER MUSCULAR DYSTROPHY

EDG-5506 is an orally administered small molecule designed to prevent contraction-induced muscle damage in dystrophinopathies including Becker and Duchenne muscular dystrophy. There are currently no approved therapies for individuals with Becker, a serious genetic, progressive neuromuscular disorder with significant unmet need.

GRAND CANYON, a global pivotal study in Becker: The Company is advancing GRAND CANYON, a global pivotal study of EDG-5506 in individuals with Becker. GRAND CANYON is an expansion of the CANYON placebo-controlled trial. CANYON, which was over-enrolled, includes cohorts of 40 adults and 29 adolescents and a treatment period of 12 months. The Company expects to report CANYON data in the fourth quarter of 2024. GRAND CANYON is a multicenter, randomized, double-blind, placebo-controlled study to evaluate the safety and efficacy of EDG-5506 in adults with Becker. Data from GRAND CANYON, if positive, could support a marketing application. The primary endpoint of GRAND CANYON is North Star Ambulatory Assessment (NSAA). In addition, other functional assessments, biomarkers of muscle damage and safety will be assessed. GRAND CANYON is anticipated to recruit approximately 120 individuals with Becker, aged between 18 and 50 years old, at up to 50 sites in 10 countries. The treatment period for participants will be 18 months. To learn more, go to clinicaltrials.gov (NCT05291091) or the GRAND CANYON microsite: https://www.beckergcstudy.com.

ARCH open-label trial in adults with Becker: ARCH is an open-label, single-center trial assessing the safety, tolerability, impact on muscle damage biomarkers, function and pharmacokinetics (PK) of EDG-5506 in adults with Becker. In June 2023, the Company announced positive 12-month ARCH data. The Company expects to report 24-month data from the open label ARCH trial in the second quarter of 2024.

Phase 2 DUNE trial in adults with Becker, LGMD2I/R9 or McArdle disease: The Company is advancing the DUNE Phase 2 exercise challenge trial to evaluate the effect of EDG-5506 on biomarkers of muscle damage following controlled exercise in adults with Becker, LGMD2I/R9 or McArdle disease at a single site in Denmark.  Participants in the placebo-controlled 16-week trial then continue to an open label extension through 52 weeks. The goal of this trial is to assess safety and pharmacodynamic markers of muscle damage in individuals with myopathy distinct from Duchenne/Becker where muscle contraction is associated with exaggerated injury. LGMD2I/R9 is a muscular dystrophy caused by a dysfunctional dystroglycan complex while McArdle is caused by deficiencies in glycogen mobilization leading to metabolic crisis and injury of skeletal muscle. The Company expects to announce placebo-controlled data in the second quarter of 2024.

Phase 2 open-label extension MESA trial in adults and adolescents with Becker: The Company is advancing MESA, an open-label treatment extension trial to assess the long-term effect of EDG-5506 on safety, biomarkers, and functional measures. MESA will provide continued access to EDG-5506 treatment to study participants who were previously enrolled in Edgewise trials. Go to clinicaltrials.gov to learn more about this trial (NCT06066580).

DUCHENNE MUSCULAR DYSTROPHY

Phase 2 LYNX trial in boys with Duchenne: Based on the safety profile observed to date, the Company is continuing dose escalation and expanding enrollment in the Phase 2 placebo-controlled LYNX trial of EDG-5506 in children aged 4 to 9 years with Duchenne; one of the new LYNX cohorts will include boys with Duchenne not currently treated with corticosteroids. The LYNX trial is enrolling at 14 sites across the United States, with all cohorts having over-enrolled. LYNX is a Phase 2 placebo-controlled trial to assess the effect of multiple doses of EDG-5506 over 12 weeks on safety, PK and biomarkers of muscle damage. The trial will also explore changes in functional measures, such as the North Star Ambulatory Assessment (NSAA) and self-reported/caregiver-reported outcomes. Over 60 children with Duchenne are expected to be enrolled in this trial. Participants will then continue in an open-label extension portion of the trial for a total of 24 months to gain further insights into safety and functional measures. Importantly, this trial is designed to identify a dose of EDG-5506 that will reduce biomarkers of muscle damage and has the potential to provide functional benefit to patients in a Phase 3 trial. The Company expects to report 3-month dose-ranging data in the second quarter of 2024, once the Phase 3 dose is identified. Go to clinicaltrials.gov to learn more about this trial (NCT05540860).

Phase 2 FOX trial in boys with Duchenne who have been previously treated with gene therapy: FOX is a Phase 2 placebo-controlled trial to assess the effect of EDG-5506 over 12 weeks on safety, PK and biomarkers of muscle damage in children and adolescents with Duchenne who have been previously treated with gene therapy. Approximately 24 participants, aged 6 to 14 years, are expected to be enrolled in the trial at multiple sites across the United States, which is expected to begin dosing in early 2024. Participants will then continue in an open-label extension portion of the trial for a total of 12 months to gain further insights into safety, PK, function and biomarker measures. Go to clinicaltrials.gov to learn more about this trial (NCT06100887).

Received Fast Track, Orphan Drug and Rare Pediatric Disease Designations from the U.S. Food & Drug Administration (FDA): The FDA granted EDG-5506 Fast Track designation for the treatment of Duchenne in February 2024, and Orphan Drug Designation (ODD) for the treatment of Duchenne and Becker and Rare Pediatric Disease Designation (RPDD) for the treatment of Duchenne in November 2023. The FDA previously granted Fast Track designation for EDG-5506 for the treatment of Becker.

Cardiovascular Program / EDG-7500

EDG-7500 is a first-in-class oral, selective, cardiac sarcomere modulator, specifically designed to slow early contraction velocity and address impaired cardiac relaxation associated with HCM and other diseases of diastolic dysfunction. Preclinical data in models of both obstructed and non-obstructed HCM suggest the ability to drive a broadly effective clinical response at a low risk of decreasing left ventricular ejection fraction below normal at all doses tested. Due to EDG-7500’s self-limiting mechanism on systolic contraction, the Company plans to investigate fixed-dose regimens of EDG-7500 thus potentially eliminating the echo-mediated dose titration and intense follow-up requirements of current therapies.

Phase 1 Trial of EDG-7500, a first-in-class cardiac sarcomere modulator: The Company is enrolling a randomized, placebo-controlled, single and multiple ascending dose Phase 1 trial evaluating safety, tolerability, PK and pharmacodynamics in healthy adults. To learn more about this trial (NCT06011317), go to clinicaltrials.gov. The Company expects to report Phase 1 data in healthy volunteers and Phase 2 data in individuals with obstructive HCM in the third quarter of 2024. Further, the Company is planning to begin a 28-day Phase 2 trial of EDG-7500 in individuals with HCM and initiate an open-label extension trial of EDG-7500 in the fourth quarter of 2024.

Strengthened Engagement with the Scientific and Patient Communities

Musculoskeletal Program / EDG-5506

The Company continued its education and outreach on its Becker program with the medical and patient communities. In December 2023, the Company launched an educational website dedicated to the Becker community: www.beckermusculardystrophy.com. This is the first website solely focused on providing Becker-specific resources to help individuals and caregivers better understand the disease, learn different approaches to care and stay up to date on advocacy partnerships and available services. Also in December 2023, the Company partnered on the inaugural Becker Education and Engagement Day event for individuals with Becker and their families. In October 2023, the Company held an Industry Symposium at the Annual Congress of the World Muscle Society (WMS) and held a webinar with the patient community hosted by Parent Project Muscular Dystrophy. The Company continues to sponsor and participate in numerous other clinician and patient-focused events.

Cardiovascular Program / EDG-7500

The Company sponsored and attended several cardiovascular-focused conferences, building relationships with the medical and patient communities. During the quarter, the Company presented preclinical data on the effects of EDG-7500 in a model of non-obstructive HCM at the American Heart Association Scientific Sessions. A presentation of the Phase 1 trial design of EDG-7500 was shared at the Heart Failure Society of America Annual Scientific Meeting, Company leadership participated in panel discussions on emerging pharmacologic therapies for HCM at the HCM Society Annual Scientific Sessions and presented at the Cardiovascular Clinical Trials conference. The Company also participated in the HCM Association annual patient meeting.

The presentations are available on the Edgewise website.

Fourth Quarter Financial Results

Cash, cash equivalents and marketable securities were approximately $318.4 million as of December 31, 2023. Our cash and cash equivalents at December 30, 2023 do not include the $231.8 million in net proceeds from our underwritten offering received in January 2024.

Research and development (R&D) expenses were $27.7 million for the fourth quarter of 2023, compared to $23.8 million for the immediately preceding quarter. The increase of $3.9 million was primarily driven by an increase of $1.8 million in clinical trial expenses for both our EDG-5506 and EDG-7500 clinical programs in addition to $0.9 million of higher costs related to the formulation, manufacture and clinical supply of our drug product candidates, $0.8 million of higher personnel-related costs and $0.5 million of other R&D expenses.

General and Administrative (G&A) expenses were $6.2 million for the fourth quarter of 2023, compared to $5.7 million for the immediately preceding quarter. The increase of $0.5 million was primarily driven by an increase in personnel-related costs.

Net loss and net loss per share for the fourth quarter of 2023 was $30.1 million or $0.47 per share, compared to $25.7 million or $0.41 per share for the immediately preceding quarter.

About Edgewise Therapeutics

Edgewise Therapeutics is a leading muscle disease biopharmaceutical company developing novel therapeutics for muscular dystrophies and serious cardiac conditions. The Company’s deep expertise in muscle physiology is driving a new generation of first-in-class therapeutics. EDG-5506 is an orally administered skeletal myosin inhibitor in clinical trials in patients with Becker, Duchenne, and Limb-Girdle muscular dystrophies as well as McArdle Disease. EDG-7500, currently in a Phase 1 trial, is a novel cardiac sarcomere modulator for the treatment of HCM and other disorders of cardiac diastolic dysfunction. The entire team at Edgewise is dedicated to our mission: changing the lives of patients and families affected by serious muscle diseases. To learn more, go to: www.edgewisetx.com or follow us on LinkedIn, X (formerly Twitter), Facebook, Instagram and Threads.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements as that term is defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this press release that are not purely historical are forward-looking statements. Such forward-looking statements include, among other things, statements regarding the potential of, and expectations regarding, Edgewise’s product candidates and programs, including EDG-5506 and EDG-7500; statements regarding Edgewise’s expectations relating to the potential U.S. commercial launch of EDG-5506 in Becker; statements regarding Edgewise’s expectations relating to its clinical trials, including timing of reporting data (including the 24-month data from the open label ARCH trial, the 1-year data for the Phase 2 CANYON trial; the Phase 2 DUNE data; the 3-month data for the Phase 2 LYNX trial; and the Phase 1 in healthy volunteers and Phase 2 data in individuals with obstructive HCM for the EDG-7500 cardiac program) and the commencement and completion of trials (including the Phase 3 trial for EDG-5506 and Phase 2 trials of EDG-7500); statements regarding the advancement of Edgewise’s research and development programs; the timing of the initiation of the Phase 2 FOX trial, the Phase 2 trial of EDG-7500 and the open-label extension trial of EDG-7500; the possibility of data from GRAND CANYON to support a marketing application; statements regarding Edgewise’s pipeline of product candidates and programs; statements regarding Edgewise’s anticipated 2024 milestones; statements regarding Edgewise’s financial position; and statements by Edgewise’s President and Chief Executive Officer. Words such as “believes,” “anticipates,” “plans,” “expects,” “intends,” “will,” “goal,” “potential” and similar expressions are intended to identify forward-looking statements. The forward-looking statements contained herein are based upon Edgewise’s current expectations and involve assumptions that may never materialize or may prove to be incorrect. Actual results could differ materially from those projected in any forward-looking statements due to numerous risks and uncertainties, including but not limited to: risks associated with the process of discovering, developing and commercializing drugs that are safe and effective for use as human therapeutics and operating as an early clinical stage company including the potential for Edgewise’s product candidates to cause serious adverse events; Edgewise’s ability to develop, initiate or complete clinical trials for, obtain approvals for and commercialize any of its product candidates; Edgewise’s ability to take advantage of potential benefits associated with designations granted by FDA and/or to maintain qualifications for applicable designations over time; the timing, progress and results of clinical trials for EDG-5506 and EDG-7500; Edgewise’s ability to enroll and maintain patients in clinical trials; Edgewise’s ability to raise any additional funding it will need to continue to pursue its business and product development plans; the timing, scope and likelihood of regulatory filings and approvals; the potential for any clinical trial results to differ from preclinical, interim, preliminary, topline or expected results; Edgewise’s ability to develop a proprietary drug discovery platform to build a pipeline of product candidates; Edgewise’s manufacturing, commercialization and marketing capabilities and strategy; the size of the market opportunity for Edgewise’s product candidates; the loss of key scientific or management personnel; competition in the industry in which Edgewise operates; Edgewise’s reliance on third parties; Edgewise’s ability to obtain and maintain intellectual property protection for its product candidates; general economic and market conditions; and other risks. Information regarding the foregoing and additional risks may be found in the section entitled “Risk Factors” in documents that Edgewise files from time to time with the U.S. Securities and Exchange Commission. These forward-looking statements are made as of the date of this press release, and Edgewise assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements, except as required by law.

This press release contains hyperlinks to information that is not deemed to be incorporated by reference into this press release.

Edgewise Therapeutics, Inc.

Condensed Statement of Operations

(in thousands except share and per share amounts, unaudited)

	Three months ended
	December 31, 2023	September 30, 2023
Operating expenses:
Research and development	$27,684	$23,786
General and administrative	6,178	5,666
Total operating expenses	33,862	29,452
Loss from operations	(33,862)	(29,452)
Interest income	3,719	3,739
Net loss	$(30,143)	$(25,713)
Net loss per share - basic and diluted	$(0.47)	$(0.41)
Weighted-average shares outstanding, basic and diluted	64,774,775	63,459,560

Edgewise Therapeutics, Inc.

Condensed Balance Sheet Data

(in thousands, unaudited)

	December 31,	December 31,
	2023	2022
Assets
Cash, cash equivalents and marketable securities	$318,393	$351,947
Other assets	21,642	15,154
Total assets	$340,035	$367,101
Liabilities and stockholders' equity
Liabilities	21,205	20,385
Stockholders' equity	318,830	346,716
Total liabilities and stockholders' equity	$340,035	$367,101

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Edgewise Contacts
Investors:
Michael Carruthers, Chief Financial Officer
ir@edgewisetx.com

Media:
Maureen Franco, VP Corporate Communications
media@edgewisetx.com